THE TOPPS COMPANY, INC.



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 28, 2001



To the Stockholders of
THE TOPPS COMPANY, INC.

     I am pleased to invite you to attend the annual meeting of stockholders (the "Annual Meeting") of The Topps Company, Inc., a Delaware corporation (the "Company"), which will be held at J.P. Morgan Chase & Co., One Chase Manhattan Plaza, Street Floor Auditorium, New York, New York, on June 28, 2001 at 10:30 A.M., Eastern Standard time, for the following purposes:

     1. To elect three directors to serve for three-year terms until the annual meeting of stockholders to be held in the year 2004;

     2.   To ratify and approve the Company's 2001 Stock Incentive Plan;

     3. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending March 2, 2002; and

     4. To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on May 15, 2001 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

                                By order of the Board of Directors,


                                           Arthur T. Shorin
                                       Chairman, President and
                                       Chief Executive Officer


Dated:  June 1, 2001


Whether or not you expect to be present at the Annual Meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope. In the event you attend the Annual Meeting and vote in person, the proxy will not be used.

                             THE TOPPS COMPANY, INC.

                              One Whitehall Street
                            New York, New York 10004


                                 PROXY STATEMENT


                                     GENERAL

     The Board of Directors of The Topps Company, Inc. (the "Company") is furnishing this proxy statement (the "Proxy Statement") to all stockholders of record so that they will submit their proxies to be voted at the Annual Meeting of stockholders of the Company (the "Annual Meeting") and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at J.P. Morgan Chase & Co., One Chase Manhattan Plaza, Street Floor Auditorium, New York, New York, on June 28, 2001 at 10:30 A.M., Eastern Standard time. A copy of the Company's Annual Report to Stockholders for the fiscal year ended March 3, 2001 is being mailed to all stockholders with this Proxy Statement. The approximate mailing date of this Proxy Statement is June 1, 2001.

Proxy Information

     Proxies in the form enclosed are being solicited by, or on behalf of, the Company's Board of Directors (the "Board of Directors"). The persons named in the accompanying form of proxy have been designated as proxies by the Board of Directors.

     All proxies received as a result of this request will be voted (except as to matters where authority to vote is specifically withheld). Where the proxy asks that a stockholder choose for or against a proposal, the proxy will be voted in accordance with the stockholder's choice. If no choice is indicated on the proposals, the Board of Directors will vote on behalf of the persons named in the proxy: (i) for the nominees for election as directors of the Company listed herein, (ii) for the ratification and approval of the Company's 2001 Stock Incentive Plan and (iii) for the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as auditors for the Company for the fiscal year ending March 2, 2002. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted at the discretion of the proxies.

     Stockholders who submit proxies may revoke them at any time before they are voted by written notice to the Company by either submitting a new proxy or by personal ballot at the Annual Meeting.


Record Date and Voting

     As of May 15, 2001, the Company had outstanding 43,632,800 shares of common stock, par value $.01 per share ("Common Stock"), entitled to be voted at the Annual Meeting. Each share is entitled to one vote on each matter submitted to a vote of stockholders. Only stockholders of record at the close of business on May 15, 2001 will be entitled to vote at the Annual Meeting. If your shares are registered directly in your name with the Company's transfer agent, Mellon Investor Services, you are considered with respect to those shares the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to submit your voting proxy directly to the Company using the enclosed proxy card or to vote in person at the Annual Meeting.

     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name". These proxy materials are being forwarded to you by your broker who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker to vote your shares, and your broker or nominee has enclosed a voting instruction card for you to use. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote these shares in person at the meeting.

     Under Delaware law and the Company's bylaws, the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares entitled to vote. Proxies marked "abstain" will be included in determining a quorum. On routine matters, brokers who hold customer shares in "street name" but have not timely received voting instructions from their customers have discretion to vote such shares. Since all of the matters to be voted upon at the Annual Meeting are routine, the presence of such shares will be included in determining whether a quorum is present.

     Under Delaware law and the Company's bylaws, proposals must be approved by the affirmative vote of a majority or, in the case of the election of directors, a plurality, of the shares present, either in person or by proxy, at the Annual Meeting and entitled to vote. Accordingly, abstentions will have the same effect as votes "against" a proposal, whereas instructions to withhold voting on the election of any nominee for director will have no effect on the outcome of the vote.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information available to the Company as to shares of Common Stock owned as of May 15, 2001 by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director and nominee for election as a director, (iii) each person designated in the section of this Proxy Statement captioned "Executive Compensation" and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the shares of Common Stock shown.


                Name of                 Amount and Nature      Percent of Shares
           Beneficial Owner          of Beneficial Ownership    Outstanding (1)
           ----------------          -----------------------   -----------------

Arthur T. Shorin(2)(3) .............          3,225,489              7.3%
Ronald L. Boyum(4) .................            224,000               *
Allan A. Feder(2)(5) ...............            122,000               *
Ira Friedman (6)....................            113,584               *
Stephen D. Greenberg(7) ............            163,000               *
Ann Kirschner(8) ...................             34,000               *
David M Mauer (9)...................            101,000               *
Edward D. Miller(10) ...............               --                 --
Jack H. Nusbaum(11) ................            140,000               *
John Perillo(12) ...................            257,100               *
Scott A. Silverstein(2)(13) ........            221,000               *
Richard Tarlow(14) .................             34,000               *
Stanley Tulchin(15) ................            150,175               *
All directors and executive officers
 as a group (18 persons) ...........          6,033,358             13.0

------------------
*less than 1.0%

(1) Pursuant to regulations of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, or has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2) Does not include 50,000, 1,378 and 35,702 shares of Common Stock owned by immediate family members of each of Messrs. Shorin, Feder and Silverstein, respectively. Messrs. Shorin, Feder and Silverstein disclaim beneficial ownership of such shares.

(3)  Includes 932,500 shares of Common Stock issuable upon exercise of options.

(4)  Includes 214,000 shares of Common Stock issuable upon exercise of options.

(5)  Includes 65,000 shares of Common Stock issuable upon exercise of options.

(6)  Includes 99,500 shares of Common Stock issuable upon exercise of options.

(7)  Includes 86,000 shares of Common Stock issuable upon exercise of options.

(8)  Includes 34,000 shares of Common Stock issuable upon exercise of options.

(9)  Includes 86,000 shares of Common Stock issuable upon exercise of options.

(10) Appointed to The Board of Directors to serve out the remainder of Mr. Wm. Brian Little's term effective June 4, 2001.

(11) Includes 96,000 shares of Common Stock issuable upon exercise of options.

(12) Includes 183,767 shares of Common Stock issuable upon exercise of options.

(13) Includes 211,000 shares of Common Stock issuable upon exercise of options.

(14) Includes 34,000 shares of Common Stock issuable upon exercise of options.

(15) Includes 75,000 shares of Common Stock issuable upon exercise of options.



                              ELECTION OF DIRECTORS

     Effective as of June 4, 2001,  the Board of Directors  appointed Mr. Edward
D. Miller as a director to fill the vacancy created by the death of Mr. Wm. Brian Little.

     There are currently nine members of the Board of Directors which is divided into three classes (each with three members), with each class serving for a period of three years. One class of directors is elected by the stockholders annually. The vacancy Mr. Miller filled is in the class of directors to be elected in 2003. This year, Messrs. Allan A. Feder, David M. Mauer and Jack H. Nusbaum have been nominated to stand for re-election for a term that expires at the annual meeting of stockholders to be held in the year 2004.

     Should any one or more of these nominees become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may designate substitute nominees, unless the Board of Directors by resolution provides for a lesser number of directors. In this event, the proxy holders will vote for the election of such substitute nominee or nominees.

     The following table sets forth the name, age and principal business experience during the past five years of each director of the Company.

                                              Business Experience                     Director of the
                                              During Past 5 Years,                     Company or its
         Name                              Age and Other Information                 Predecessors Since
         ----                ---------------------------------------------------     ------------------

Nominees to Serve in Office
Until 2004

Allan A. Feder.............  An independent business  consultant for more than               1992
                             the past five years and Chief  Executive  Officer
                             of Vitarroz Corporation (a proprietary brand food
                             company) from  1988 to 2000.  Mr. Feder is also a
                             director of  Edward Don & Co., Inc.  Mr. Feder is
                             69 years of age.



                                              Business Experience                     Director of the
                                              During Past 5 Years,                     Company or its
         Name                              Age and Other Information                 Predecessors Since
         ----                ---------------------------------------------------     ------------------


David M. Mauer.............  President and Chief  Executive Officer of Riddell             1996
                             Sports  Inc.   (marketer   and   distributor   of
                             sporting  goods and school  spirit  products  and
                             services)  since 1993.  Mr.  Mauer was  President
                             of  Mattel  U.S.A.  from late  1990  through  the
                             beginning  of 1993  and was  President  of  Tonka
                             U.S.A.  Toy  Group  from  1988  until  1990.  Mr.
                             Mauer is also a member of the CEO  Council of the
                             National   Center  for  Missing   and   Exploited
                             Children.  Mr. Mauer is 52 years of age.

Jack H. Nusbaum............  Chairman of the New York law firm of Willkie Farr             1992
                             &  Gallagher  and a partner in that firm for more
                             than  thirty  years.   Mr.   Nusbaum  is  also  a
                             director of W. R. Berkley Corporation;  Neuberger
                             Berman,  Inc.;  Pioneer  Companies,  Inc.;  Prime
                             Hospitality Corp.; Strategic Distribution,  Inc.;
                             and Hirschl & Adler  Galleries,  Inc. Mr. Nusbaum
                             is 60 years of age.

Directors to Continue in
Office Until 2002

Stephen D. Greenberg........ Chairman of Fusient  Media  Ventures,  Inc. since            1993
                             January  2000.  Private  Investor  from  November
                             1998  to  December  1999.  President  of  Classic
                             Sports  Network,  Inc. from November 1993 through
                             October 1998. Mr. Greenberg is 52 years of age.

Ann Kirschner..............  Chief  Executive  Officer and President of FATHOM             1999
                             (the first interactive  knowledge  network) since
                             1999.   Dr.   Kirschner  was  Vice  President  of
                             Programming   and  Media   Development   for  the
                             National   Football  League  from  November  1994
                             through  January 1999.  Dr.  Kirschner is also on
                             the  Board of  Directors  of New  York New  Media
                             Association.  Dr. Kirschner is 50 years of age.

Richard Tarlow.............  Chairman of Carlson &  Partners  (an  advertising             1999
                             agency)  since 1988.  Mr. Tarlow was President of
                             Tarlow  Advertising,  a division of Revlon  Inc.,
                             from 1987 to 2000 and  Executive  Vice  President
                             of Revlon Inc.  from 1988 to 2000.  Mr. Tarlow is
                             59 years of age.


                                              Business Experience                     Director of the
                                              During Past 5 Years,                     Company or its
         Name                              Age and Other Information                 Predecessors Since
         ----                ---------------------------------------------------     ------------------


Directors to Continue in
Office Until 2003

Arthur T. Shorin...........  Chairman of the Board and Chief Executive Officer            1960
                             of the  Company and its  predecessor  since 1980.
                             Mr.  Shorin was  appointed  the  President of the
                             Company  in  November  1997.  Mr.  Shorin  is  65
                             years of age.


Edward D. Miller...........  President  and  Chief  Executive  Officer of  AXA            2001
                             Financial,Inc. since August 1997 and Chairman and
                             Chief Executive Officer of AXA  Client Solutions,
                             LLC.  Mr. Miller was senior Vice  Chairman of the
                             Chase  Manhattan  Corporation  from 1996  through
                             July 1997.  Mr.  Miller  is  also a  director  of
                             Keyspan Corp.  Mr. Miller is 60 years of age.


Stanley Tulchin............  Chairman of Stanley Tulchin Associates,  Inc.  (a            1987
                             commercial  collection  agency)  since 1955.  Mr.
                             Tulchin  is also  Chairman  and  Chief  Executive
                             Officer  of  Reprise   Capital   Corporation   (a
                             venture  capital  fund)  for  more  than the past
                             five years.  Mr. Tulchin is 74 years of age.

     The Board of Directors met four times during the fiscal year ended March 3, 2001. Each of the directors who served during such period attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee of which they were members during such period.

Compensation Committee

     The Company has a Compensation Committee responsible for recommending officers' remuneration and administering The Topps Company, Inc. 1996 Stock Option Plan and the 1987 Stock Option Plan. The members of the Compensation Committee for the fiscal year ended March 3, 2001 were Messrs. Wm. Brian Little (until June 29, 2000), Richard Tarlow (since June 29, 2000) and Stanley Tulchin, none of whom is an employee of the Company. The Compensation Committee held six meetings during the fiscal year ended March 3, 2001.

Audit Committee

     The Audit Committee is responsible for overseeing the Company's accounting functions and internal controls and for recommending to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants. The Audit Committee is composed of independent directors of the Company, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards, and acts pursuant to a written charter adopted by the Board of Directors. The members of such committee for the fiscal year ended March 3, 2001 were Messrs. Allan A. Feder, Stephen D. Greenberg, David M. Mauer and Stanley Tulchin. During the fiscal year ended March 3, 2001, there was one meeting of the Audit Committee. None of the members of the Audit Committee are employees of the Company.

     The Company does not have a nominating committee.


Section 16(a) Beneficial Ownership Reporting Compliance

     The Company's executive officers, directors and ten percent stockholders are required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to file reports of ownership and changes in ownership with the SEC. Based solely upon its review of the copies of reports furnished to the Company through the date hereof, or written representations that no reports were required to be filed, the Company believes that all filing requirements applicable to its executive officers, directors and ten percent stockholders were complied with during the fiscal year ended March 3, 2001.

Compensation of Directors

     For the fiscal year ended March 3, 2001, pursuant to the Amended and Restated 1994 Non-Employee Director Stock Option Plan, each of Mr. Allan A. Feder, Mr. Stephen D. Greenberg, Dr. Ann Kirschner, Mr. Wm. Brian Little, Mr. David M. Mauer, Mr. Jack H. Nusbaum, Mr. Richard Tarlow and Mr. Stanley Tulchin, none of whom is an employee of the Company, received options to purchase 17,000 shares of Common Stock at a price of $10.9375 per share. These options become exercisable on June 28, 2001 and have a term of ten years from the date of grant.

     Directors who are also officers of the Company are not compensated for their duties as a director.

                             EXECUTIVE COMPENSATION

     The following table sets forth for each of the last three fiscal years information regarding the compensation of (i) the Company's Chief Executive Officer, (ii) the four other most highly compensated persons who were executive officers at the end of the fiscal year ended March 3, 2001 and (iii) any other person who would have been among the four other most highly compensated but was not an executive officer at the end of the last fiscal year (each, a "Named Executive Officer").

                                Summary Compensation Table(1)

                                            Annual Compensation                 Long Term
                                     ---------------------------------     ---------------------
                                     Fiscal                                Securities Underlying
                                     Year        Salary(2)       Bonus           Options/
Name and Principal Position          Ended          ($)           ($)            SARs (#)
---------------------------          -----      ----------      -------    ---------------------
Arthur T. Shorin...............      2001        838,082        502,849         --
  Chairman, President and Chief      2000        822,269        493,361         250,000
  Executive Officer                  1999        614,115(3)     493,361          36,000

Ronald L. Boyum................      2001        277,308        166,385          11,000
  Vice President - Marketing and     2000        263,539        158,123          35,000
  Sales and General Manager          1999        253,846        152,307          25,000
  Confectionery

Scott A. Silverstein..........       2001        245,962        147,534          60,000
  Executive Vice President           2000        207,012        124,096          45,000
                                     1999        141,334(3)     112,216          30,000

John Perillo..................       2001        238,981        143,388          12,000
  Vice President - Operations        2000        227,385        136,431          25,000
                                     1999        163,077(3)     128,308          20,000

Ira Friedman                         2001        225,316        135,190          12,000
  Vice President - Publishing        2000        210,507        126,304          30,000
  and New Product Development.       1999        172,123(3)     118,574          17,500

---------------------

(1) Because none of the Named Executive Officers received (a) perquisites and other personal benefits (including, for certain of the Named Executive Officers, medical reimbursements, moving expenses and car use allowances) in excess of the lesser of $50,000 or 10% of such officer's annual salary and bonus, (b) any other compensation required to be reported or (c) any restricted stock awards, the columns entitled "Other Annual Compensation", "Restricted Stock Awards", "LTIP Payouts" and "All Other Compensation" are inapplicable and have therefore been omitted from the table.

(2) The Company's fiscal year ended March 3, 2001 consisted of 53 weeks, while the two other fiscal years in the table contained 52 weeks. Therefore, salary levels for the fiscal year ended March 3, 2001 reflect an additional one week's salary.

(3) For calendar year 1998, as part of the Company's initiative to reduce costs, all officers of the Company were given the right to elect to receive stock options in lieu of up to 30% of their base salary, at the rate of one stock option to purchase one share of Common Stock for every dollar of salary waived. These options were issued pursuant to the Company's 1996 Stock Option Plan. The options have a term of ten years and became exercisable in equal annual installments over two years from date of grant. In accordance with the 1996 Stock Option Plan, the exercise price of each stock option granted was equal to the closing price of the Common Stock on the date prior to the date of the grant, which was $2.2187 per share. Messrs. Shorin, Silverstein, Perillo, and Friedman, among others, elected to waive a portion of their salary in exchange for these stock options.

                      Option/SAR Grants in Last Fiscal Year

     The following table sets forth information regarding grants of stock options made during the fiscal year ended March 3, 2001 to each of the Named Executive Officers. There were no stock appreciation rights granted in the last fiscal year to the Named Executive Officers.

                                                                                                        Potential Realized Value
                                                                                                       at Assumed Annual Rates of
                                                                                                        Stock Price Appreciation
                                          Individual Grants                                               for Option Term ($)(1)
--------------------------- -------------------------------------------------------------------------  --------------------------
           (a)                      (b)                (c)               (d)               (e)             (f)            (g)
                                                   % of Total
                                 Number of           Options
                                Securities         Granted to
                            Underlying Options    Employees in    Exercise or Base
           Name                 Granted (2)       Fiscal Year       Price ($/Sh)     Expiration Date        5%            10%
           ----                 -----------       ------------      ------------     ---------------        --            ---
Arthur T. Shorin.........           --                  --               --               --                --             --

Ronald L. Boyum..........        11,000(3)            2.54              9.375           6/08/2010           69,055        171,042

Scott A. Silverstein.....        60,000(4)           13.84              7.500           3/01/2010          252,510        668,629

John Perillo.............        12,000(3)            2.77              9.375           6/08/2010           75,332        186,592

Ira Friedman.............        12,000(3)            2.77              9.375           6/08/2010           75,332        186,592


---------------------

(1) Grant date fair market value is based on the closing price of the Common Stock on the immediately preceding day.

(2) All grants consisted of options that were granted under the 1996 Stock Option Plan.

(3) The options to acquire shares of Common Stock were granted on June 8, 2000. One half become exercisable on June 8, 2001 and the remainder will become exercisable on June 8, 2002.

(4) The options to acquire shares of Common Stock were granted on March 1, 2000. One third became exercisable on March 1, 2001, one third will become exercisable on March 1, 2002 and the remainder will become exercisable on March 1, 2003.




               Aggregate Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

     The following table provides information regarding the exercise of options/SARs during the fiscal year ended March 3, 2001 and the number and value of unexercised options and SARs held at fiscal year end by each of the Named Executive Officers.

             (a)                      (b)              (c)                    (d)                              (e)
                                                                      Number of Securities            Value of Unexercised
                                                                     Underlying Unexercised               In-the-Money
                                                                          Options/SARs                    Options/SARs
                                                                           at FY-End                      at FY-End ($)
                                Shares Acquired       Value
            Name                on Exercise (#)   Realized ($)   Exercisable      Unexercisable    Exercisable    Unexercisable
            ----                ---------------   ------------   -----------      -------------    -----------    -------------
Arthur T. Shorin..............           0               -         932,500              -          3,918,325*          -
Ronald L. Boyum...............           0               -         211,000            28,500         713,781          84,719
Scott A. Silverstein..........           0               -         193,500            62,500       1,077,721*        200,781
John Perillo..................           0               -         171,667            24,500         807,766*         58,656
Ira Friedman..................      15,416          94,749         160,584            27,000         511,855*         71,938

------------------------------
* The value does not reflect the fact that certain of these options were granted during calendar year 1998 in exchange for a salary waiver at the rate of one option for each dollar of salary waived. Giving effect to this salary waiver would reduce the value of unexercised in-the-money options.

Pension Benefits

     The Company maintains a tax qualified non-contributory defined benefit pension plan for its eligible employees (the "Retirement Plan"). The Summary Compensation Table contained in this Proxy Statement does not include the benefit accruals in respect of the Named Executive Officers under the Retirement Plan. The estimated annual pension benefits under the Retirement Plan, assuming retirement at age 65, at various levels of compensation and years of credited service are illustrated by the following table:


                                                   Annual Retirement Benefit for Specified
                                                       Years of Credited Service(1)(2)

Highest Average
Compensation(3)                 15           20             25              30             35              40           50
$   125,000............      $ 26,115       $ 35,656       $ 45,694       $ 55,811        $ 57,102       $ 58,635      $61,760
$   160,000............      $ 34,865       $ 47,322       $ 60,278       $ 73,312        $ 75,010       $ 77,010      $81,010
$   175,000............      $ 38,615       $ 52,323       $ 66,528       $ 80,812        $ 82,727       $ 84,885      $89,260
$   200,000............      $ 44,865       $ 60,656       $ 76,945       $ 93,312        $ 95,540       $ 98,010     $103,010
$   225,000............      $ 51,115       $ 68,990       $ 87,362       $105,812        $108,352       $111,135     $116,760
$   250,000............      $ 57,365       $ 77,323       $ 97,779       $118,313        $121,165       $124,260     $130,510
$   300,000............      $ 69,866       $ 93,990       $118,613       $143,313        $146,790       $150,510     $158,010
$   400,000............      $ 94,866       $127,324       $160,280       $193,314        $198,040       $203,010     $213,010
$   450,000............      $107,366       $143,991       $181,114       $218,315        $223,665       $229,260     $240,510
$   500,000............      $119,867       $160,658       $201,948       $243,315        $249,290       $255,510     $268,010
$   600,000............      $144,867       $193,992       $243,615       $293,316        $300,540       $308,010     $323,010
$   800,000............      $194,868       $260,660       $326,950       $393,318        $403,040       $413,010     $433,010
$1,000,000.............      $244,869       $327,328       $410,285       $493,320        $505,540       $518,010     $543,010

-----------------------

(1) These are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. The maximum annual benefit permitted under
     Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), is generally limited to $140,000 at present and will be adjusted to reflect cost-of-living increases in 2002 and succeeding plan years.

(2) The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, compensation in excess of $170,000 (as adjusted to reflect cost-of-living increases) is disregarded for purposes of determining highest average compensation of participants in the Retirement Plan for 2001. Benefits accrued as of the last day of the plan year beginning in 1993 on the basis of compensation in excess of the applicable dollar limit are preserved. The $170,000 limit will be adjusted for cost-of-living increases in 2002 and succeeding plan years.

(3) This table includes supplemental pension benefits payable to Mr. Shorin in excess of the limitations on compensation and benefits under the Code and other applicable laws, pursuant to an agreement entered into on May 19, 1986 and amended May 18, 1994 (the "Supplemental Pension Agreement"). These benefits are computed in accordance with the same formula provided under the Retirement Plan without regard to the aforementioned limitations. However, compensation attributable to stock appreciation rights and stock options is not taken into account in determining highest average compensation for purposes of the Supplemental Pension Agreement.

     The normal retirement benefit under the Retirement Plan is payable in the form of a "straight life" annuity and is equal to the greater of (i) 1.667% of a participant's highest average W-2 compensation multiplied by the participant's years of credited service not in excess of 30 years, plus .25% of the participant's highest average compensation multiplied by the participant's years of credited service in excess of 30 years, reduced by 50% of the participant's estimated primary Social Security benefit determined on the basis of the participant's earnings from the Company, or (ii) $204 multiplied by the participant's years of credited service not in excess of 20 years, plus $144 multiplied by the participant's credited service in excess of 20 years (but not to exceed 10 additional years). The "highest average compensation" for purposes of determining the normal retirement benefit is equal to 1/5 of the total compensation that is paid to a participant by the Company for the 60 consecutive-month period in which the participant's compensation was greatest during the 120-month period prior to the participant's retirement or termination of employment. Subject to the $170,000 compensation limit in the case of an executive officer other than Mr. Shorin, such compensation includes all compensation reflected in the Summary Compensation Table to the extent included in gross income for the applicable base years, except for income attributable to reimbursement of moving expenses.

     As of March 1, 2001, the persons named in the Summary Compensation Table were credited with the following years of service: Mr. Shorin - 42, Mr. Boyum - 11, Mr. Silverstein - 8, Mr. Perillo - 23, Mr. Friedman - 12.


Employment Agreements

     Effective March 1, 1999, the Company entered into an amended and restated employment agreement (the "Agreement") with Arthur T. Shorin, Chairman of the Board, President and Chief Executive Officer. The Agreement provides for a three-year term ending on March 2, 2002. The Agreement continues the same annual base salary of $822,269 subject to an increase at the discretion of the Compensation Committee. Mr. Shorin's agreement provides for an annual target bonus opportunity which is not less favorable than that provided for other executive officers of the Company. During calendar year 1998, Mr. Shorin agreed to waive $246,000 of salary in exchange for options to purchase 246,000 shares of common stock. See "Summary Compensation Table".

     If Mr. Shorin is terminated without "Cause" or resigns for "Good Reason" (as defined in the Agreement), a lump sum severance payment will be made as liquidated damages equal to three times Mr. Shorin's base salary plus his highest annual bonus paid for the three fiscal years ended prior to the date of termination. Unvested stock options vest and remain exercisable in accordance with their terms.

     The Agreement also requires that, in the event any payments made upon termination of employment are treated as "parachute payments" subject to excise taxes under federal tax law, the Company will make an additional payment to the applicable tax authorities on behalf of Mr. Shorin so that his after-tax position is the same as if the payments were not subject to an excise tax.

     Mr. Shorin's Agreement also requires the Company to make annual contributions, to an irrevocable Company trust account, of assets equal to the present value of the supplemental pension benefits which accrue during each fiscal year for Mr. Shorin under his Supplemental Pension Agreement. In the event of a termination without Cause or Resignation for Good Reason, the Agreement also counts severance compensation paid to Mr. Shorin in determining highest average compensation and credits Mr. Shorin with three additional years of service for pension purposes.

     If Mr. Shorin works until the end of the term and is not offered a two-year extension on equivalent terms with a minimum base salary adjustment for increases in the cost of living since March 1, 1999 and a $500,000 signing bonus (in lieu of an option grant), he will receive, for two years from March 2, 2002, continued base salary and annual bonus equal to the highest annual bonus paid with respect to the three fiscal years prior to termination, at the same time as such compensation would otherwise have been paid. If an offer meeting the foregoing terms is made and Mr. Shorin elects to retire at the end of the term, Mr. Shorin will receive the severance compensation outlined above for one year instead of two. The Company is currently in discussions with Mr. Shorin regarding the extension of his contract.

Report of The Audit Committee of The Board of Directors

     The Audit Committee is responsible for overseeing the Company's accounting functions and internal controls and for recommending to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants. The Audit Committee is composed of independent directors of the Company, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards, and acts pursuant to a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement.

     The Audit Committee has reviewed and discussed with management and the independent accountants the audited financial statements for the fiscal year ended March 3, 2001. In addition, the Audit Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The independent accountants provided to the Audit Committee the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended. The Audit Committee has reviewed and discussed with the independent accountants the firm's independence and has considered the compatibility of any non-audit services with the auditors' independence.

     Based on its review of the audited financial statements and the various discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended March 3, 2001.


Audit Fees

     Audit fees billed to the Company by Deloitte & Touche LLP during the Company's fiscal year ended March 3, 2001 for the Audit of the Company's annual financial statements and for the review of the financial statements included in the Company's quarterly reports on Form 10-Q totaled $273,600.


Financial Information Systems Design and Implementation Fees

     The Company did not engage Deloitte & Touche LLP to provide advice to the Company regarding financial information systems design or implementation during the Company's fiscal year ended March 3, 2001.


All Other Fees

     Fees billed to the Company by Deloitte & Touche LLP during the Company's fiscal year ended March 3, 2001 for all other services rendered to the Company totaled $21,900 .


April 30, 2001                  Allan A. Feder
                                Stephen D. Greenberg
                                David M. Mauer
                                Stanley Tulchin

Report of the Compensation Committee on Executive Compensation

     The Compensation Committee is responsible for setting the Company's compensation objectives and policies. It regularly approves compensation plans and sets specific compensation levels for all executive officers. In addition, the Compensation Committee administers the Company's 1996 Stock Option Plan (the "Option Plan") and determines the degree and extent of awards granted thereunder.

Compensation Policy

     The Compensation Committee seeks to provide a total compensation package that is competitive and intended to retain and motivate the Company's executive officers. In structuring the compensation package for executive officers, the Committee seeks to provide financial incentives tied to the achievement of the Company's short-term and long-term business objectives and intended to enhance stockholder value.

Base Salary

     In setting base salary for the executive officers for fiscal 2001, the Compensation Committee considered the base salary levels of executives with similar responsibilities in companies of similar size, business and complexity. The Committee also considered each executive officer's experience in his position at the Company and his actual performance over the prior fiscal year. Based on the above criteria, the Compensation Committee made subjective determinations with respect to the compensation of all of the Company's executive officers other than Mr. Shorin (whose compensation was governed by an Employment Agreement).

Bonus Awards

     For fiscal 2001, bonuses were intended to reward achievements by the executive officers and were contingent upon the Company's financial performance during the year. The Company's Bonus Plan for fiscal 2001 was structured to reward executive officers for increases in the Company's operating profits. Bonus levels for fiscal 2001 were set by the Compensation Committee after consideration of bonus levels for executives with similar responsibilities in companies of similar size, business and complexity. Bonus payments for fiscal 2001 reflected attainment of the maximum earnings objectives for all executive officers.

Stock Option Awards

     Long-term incentive compensation opportunities are provided through grants of stock options under the Option Plan. All options granted under the Option Plan have exercise prices which are at least equal to the fair market value of the Common Stock on the date of grant so as to directly align such incentive compensation with an increase in stockholder value. In continuing its practice of making discretionary grants of stock options to the Company's executive officers and taking into consideration each executive officer's experience and seniority within the Company, the Compensation Committee made grants of stock options to certain executive officers of the Company on a subjective basis during fiscal 2001.

Chief Executive Officer

     Mr.  Shorin's  base  salary  is set  under  the  terms  of  his  Employment
Agreement.

     Mr. Shorin's bonus for fiscal 2001 was determined entirely by reference to uniform, preestablished earnings targets that were developed for all senior executives at the beginning of the fiscal year. These targets were fully attained.

Section 162(m)

     Section 162(m) of the Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to each of the Company's Chief Executive Officer and four other most highly compensated executive officers, except to the extent such compensation qualifies as "performance-based." Only Mr. Shorin has received compensation in excess of the
Section 162(m) limits and all other compensation has been fully deductible by the Company. While the Committee's policy has always been to pursue a strategy of maximizing deductibility of compensation for the Named Executive Officers, it also believes it is important to maintain the flexibility to take actions it considers in the best interests of the Company and its stockholders, which are necessarily based on considerations in addition to Section 162(m). In light of the competitive market for highly qualified executives, the Company has exercised that flexibility with respect to Mr. Shorin.


                                        The Compensation Committee:

                                        Richard Tarlow
                                        Stanley Tulchin

                              CERTAIN RELATIONSHIPS

     Jack H. Nusbaum, a director, is a partner in the law firm of Willkie Farr & Gallagher, outside counsel to the Company. David M. Mauer, a director, is President and Chief Executive Officer of Riddell Sports Inc., which supplied promotional material for one of the Company's sports products.


Performance Graph

     The graph set forth below shows the yearly percentage change in the Company's cumulative total stockholder return against each of the S&P MidCap 400 and a composite index (the "Composite Index"), in each case assuming an investment of $100 on March 3, 1996 and the accumulation and reinvestment of dividends paid thereafter through March 3, 2001.


                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                       ASSUMES INITIAL INVESTMENT OF $100


                      1996      1997      1998      1999      2000      2001
                      ----      ----      ----      ----      ----      ----

Topps Co Inc         $100.00   $ 87.18   $ 56.41   $ 89.74   $153.85   $200.00

S & P Midcap 400     $100.00   $116.93   $159.63   $163.02   $213.54   $233.61

Composite Index      $100.00   $105.77   $139.78   $155.07   $121.81   $155.38



     The Composite Index is comprised of four industry groups reported in the "Directory of Companies required to file Annual Reports with the Securities and Exchange Commission," for the period ended September 30, 1993, and based upon the Standard Industrial Classification ("SIC") codes developed by the Office of Management and Budget, Executive Office of the President. The four industry groups are Miscellaneous Publishing (SIC Code 2741), Sugar and Confectionery Products (SIC Code 2060), Periodicals: Publishing or Publishing and Printing (SIC Code 2721), and Wholesale - Miscellaneous Durable Goods (SIC Code 5090).

          PROPOSAL TO RATIFY AND APPROVE THE 2001 STOCK INCENTIVE PLAN

     The Board of Directors haS unanimously approved the adoption of the 2001 Stock Incentive Plan (the "Plan"), subject to the approval of the stockholders of the Company at the Annual Meeting. The Board of Directors recommends that the stockholders approve the adoption of the Plan. If approved, the Plan will replace the 1996 Stock Option Plan, which would otherwise terminate by its terms in 2001. As a result, no further grants may be made under the 1996 Stock Option Plan following the date stockholder approval for the 2001 Stock Incentive Plan is received.

Description of the 2001 Stock Incentive Plan

Purpose

     The purpose of the Plan is to enable the Company and its subsidiaries and affiliates to attract and retain the best available personnel, to encourage them to make substantial contributions to the Company's future success, and to ensure that the Company can provide competitive compensation opportunities to its personnel.

Administration

     The Plan may be administered by either the Board of Directors or the Compensation Committee of the Board of Directors. Currently, the Plan is administered by the Compensation Committee (the entity administering the Plan from time to time shall be referred to herein as the "Committee"). The Committee serves at the pleasure of the Board of Directors and may determine the terms and conditions of Awards, choose the individuals to whom Awards may be granted, fix the number of Awards granted and the number of shares subject to each Award, set the expiration date, vesting schedule and exercise price, and may accelerate the vesting of outstanding Awards. Subject to the provisions of the Plan, the Committee may construe and interpret the Plan, determine all questions thereunder and adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

Awards

     The Plan allows for the grant of stock options ("Options"), stock appreciation rights ("SARs") and restricted stock (Options, SARs and restricted stock are referred to herein as "Awards") to employees and non-employee directors of, and persons or entities which provide significant services to, the Company, its subsidiaries, and entities directly or indirectly controlled by or affiliated with the Company and designated by the Committee. Approximately 350 persons are currently eligible to participate in the Plan.

     Options granted under the Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Code, or nonqualified stock options ("NQSOs"); provided, however, that ISOs may only be granted to participants who are also employees of the Company or a subsidiary corporation within the meaning of Section 424 of the Code. The exercise price of the options or SARs will be determined by the Committee when granted, but may not be less than the Fair Market Value (as defined in the Plan) of the Common Stock on the date of grant. The option exercise price may be paid (i) in cash, by check or in shares of Common Stock having an aggregate Fair Market Value equal to the aggregate option exercise price, or (ii) by delivering to the Company a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the aggregate exercise price.

     SARs may be granted as an alternative or a supplement to a related stock option. SARs entitle its holder to be paid an amount equal to the Fair Market Value of the Common Stock subject to the SAR on the date of exercise less the exercise price of the SAR established at the time of grant.

     Except as otherwise determined by the Committee, Options and SARs will expire either upon or shortly after termination of the employment or service of the holder as set forth below. All unvested Options and SARs will expire immediately upon termination of a holder's employment or service with the Company for any reason. Vested Options and SARs will expire immediately upon a holder's termination of employment or service with the Company for any reason other than retirement at age 55 or older, death or disability. Upon an holder's termination of employment with the Company on account of retirement at age 55 or older or disability, all vested Options and SARs held by him will expire three months after the date of termination. Vested Options and SARs held by a holder who retires at age 55 or older with 10 years or more of service with the Company will expire two years after such termination. Upon the death of a holder of vested Options or SARs, while employed or in the service of the Company or within any post termination exercise period, the Awards will expire one year after the date of death. In no event will an Option or SAR be exercisable after the term as set forth in the holder's Award agreement.

     Shares of Restricted Stock may be granted subject to certain restrictions on transferability and forfeiture provisions. Holders of restricted stock will generally have all the rights and privileges of a stockholder including the right to vote such restricted stock. To the extent such shares are forfeited, the stock certificates shall be canceled, and all rights of the holder to such shares and as a shareholder will terminate. The restricted period for restricted stock, during which time shares are non-transferable and subject to forfeiture, will commence on the date of grant and will expire from time to time as to that part of the restricted stock Award indicated in a schedule established by the Committee and set forth in the respective Award agreement. The Committee, in its sole discretion, may remove any or all restrictions on the restricted stock whenever it determines that such action is appropriate.

     The following forfeiture provisions will apply to Awards of Restricted Stock. In the event the recipient of such Award resigns or is discharged from employment or service with the Company or its subsidiary for any reason other than retirement at age 55 or older, death or disability, the non-vested portion of the Award will be completely forfeited. Upon the termination of employment of a holder of a restricted stock Award on account of retirement at age 55 or older or disability, the non-vested portion of the Award will be prorated for service during the restricted period and paid as soon as practicable after termination. If the recipient of such an Award dies, the non-vested portion of the Award will be prorated for service during the restricted period and paid to the recipient's beneficiary as soon as practicable following death. Upon the expiration of the restricted period with respect to any shares of restricted stock, a stock certificate evidencing the shares of Common Stock will be delivered without charge to the participant, or his beneficiary, free of all restrictions under the Plan.

     The total number of shares of Common Stock which may be issued under the Plan is limited to the sum of (i) that number of shares of Common Stock which remain available for grant of options under the 1996 Stock Option Plan on June 28, 2001 and (ii) 2,100,000 shares, as increased from time to time, by (A) that number of shares of Common Stock which were or are reserved for issuance upon the exercise of options granted under the Plan, or under the 1996 Stock Option Plan, which shall expire, be cancelled, or terminated for any reason without having been exercised in full, and (B) that number of shares which are exchanged by an optionee as full or partial payment to the Company of the purchase price of shares being acquired through the exercise of a stock option granted under the Plan or the 1996 Stock Option Plan or as withheld to satisfy any federal, state or local tax liability with respect to any award under the Plan or the 1996 Stock Option Plan. The maximum aggregate number of shares for which Awards other than Options may be granted under the Plan may not exceed 660,000 shares. In no event may a single individual be granted Options or SARs covering more than 500,000 shares of Common Stock under the Plan during any fiscal year of the Company.

     Unless otherwise determined by the Committee, either at the date of grant or some later date, all Awards under the Plan will be nontransferable and may be exercised only by the grantee or the grantee's heirs, legatees or personal representatives. Each Award granted under the Plan will automatically become fully vested and exercisable and no longer subject to forfeiture, as applicable, upon the occurrence of a Change in Control (as defined in the Plan), whether or not the Award was then vested. A Change in Control is generally limited to acquisitions of 50% or more of the Common Stock, tender offers for a majority of the Common Stock by third parties or a change in more than 50% of the membership of the Board of Directors, in each case, without the prior approval of the Board of Directors.

     The Committee also has discretion to make adjustments to the Plan and outstanding Awards in the event of certain adjustments in capitalization of the Company and other corporate events, including adjusting the number of shares subject to an Award and the exercise price, shortening the term and accelerating the vesting and exercisability of Awards and cashing out Awards.

     The Plan may be amended or terminated by the Board of Directors at any time, except that the maximum number of shares of Common Stock available for issuance under the Plan may not be increased and the minimum exercise price with respect to which Awards may be granted may not be reduced, without the approval of the Company's stockholders. The Plan terminates automatically ten years from the date the Plan is approved by the Company's stockholders and no Award may be granted under the Plan after that date.

Market Value

     The market value of the Common Stock at the close of trading on May 25, 2001 was $10.16 per share.

Federal Tax Consequences

     Set forth below is a brief description of the federal income tax consequences applicable to Options granted under the Plan.

     ISOs

     No taxable income is realized by the optionee upon the grant or exercise of an ISO. If Common Stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the optionee's employer for federal income tax purposes.

     If the Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (2) the optionee's employer will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

     Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following termination of employment, the exercise of the option will generally be taxed as the exercise of a NQSO.

     For purposes of determining whether an optionee is subject to any alternative minimum tax liability, an optionee who exercises an ISO generally would be required to increase his alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised an NQSO. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his alternative minimum tax liability or his "regular" income tax liability. As a result, a taxpayer has to determine his potential liability under the alternative minimum tax.


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


     NQSOs

     With respect to NQSOs: (1) no income is realized by the optionee at the time the Option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the positive difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the optionee's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     Special Rules Applicable to Corporate Insiders

     As a result of the rules under Section 16(b) of the Exchange Act ("Section 16(b)"), and depending upon the particular exemption from the provisions of
Section 16(b) utilized, officers and directors of the Company and persons owning more than 10 percent of the outstanding shares of stock of the Company ("Insiders") may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of Options. Generally, Insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular Option.


                                NEW PLAN BENEFITS

     Because the Plan is a discretionary plan, it is not possible to determine what awards the Committee will grant under the Plan in the future. Options granted to the Company's Named Executive Officers under the 1996 Stock Option Plan during the Company's fiscal year ended March 3, 2001 are set forth in the "Option/SAR Grants in Last Fiscal Year" Table above.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION AND
                   APPROVAL OF THE 2001 STOCK INCENTIVE PLAN.


                             APPOINTMENT OF AUDITORS

     The Board of Directors has retained Deloitte & Touche LLP as independent certified public accountants to report on the consolidated financial statements of the Company for the fiscal year ending March 2, 2002 and to perform such other services as may be required of them. The Board of Directors has directed that management submit the appointment of auditors for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.


         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE TOPPS COMPANY, INC. AUDITORS


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


                  STOCKHOLDER PROPOSALS -- 2002 ANNUAL MEETING

     Any proposals of stockholders of the Company intended to be included in the Company's proxy statement and form of proxy relating to the Company's next annual meeting of stockholders must be in writing and received by the Assistant Treasurer of the Company at the Company's office at One Whitehall Street, New York, New York 10004-2109 no later than January 24, 2002. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after June 29, 2002, in order to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

     Any stockholder  interested in making a proposal is referred to Article II,
Section 4 of the Company's Restated By-Laws.



                                  OTHER MATTERS

     Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the proxy holders should vote upon them in accordance with their best judgment.



                             SOLICITATION OF PROXIES

     The entire cost of soliciting management proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally by directors, officers or regular employees of the Company, who will not be compensated for their services. Management of the Company intends to request banks, brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons and entities.

     The Company will provide to any stockholder of record at the close of business on May 15, 2001, without charge upon written request to Investor Relations at One Whitehall Street, New York, New York 10004-2109, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 3, 2001.


                                        By order of the Board of Directors,


                                        Arthur T. Shorin
                                        Chairman, President and
                                           Chief Executive Officer



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



                                  APPENDIX "A"

                             THE TOPPS COMPANY, INC.
                             AUDIT COMMITTEE CHARTER

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") of the Topps Company, Inc. (the "Company") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the Company and other such duties as directed by the Board.


ESTABLISHMENT

o The Committee shall be elected by a majority of the Board, who may change the composition of the Committee at its discretion.

o The Committee shall consist of at least three directors of the Company who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. In addition, one or more directors may be designated as alternate members of the Committee to serve in the place of any absent or disqualified member.

o The Committee shall be composed entirely of non-employee directors each of whom are free of any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the NASDAQ Marketplace Rules.

o The Board shall appoint one member of the Committee as chairperson. He or she shall be responsible for leadership of the Committee, including approving the agenda, presiding over meetings, making Committee assignments and reporting to the Board. The chairperson will also maintain regular liaison with the Chief Executive Officer, Chief Financial Officer and the lead independent audit partner.

o The Committee is empowered to investigate any matter brought to its attention and shall have sufficient resources, including standing authority, to retain special counsel or seek assistance from advisers and experts from outside the Company.


PROCEDURES

o    The Committee shall meet at least two times each year.

o A quorum must be present at each Audit Committee meeting, with a quorum consisting of at least 50% of the Committee's members.

o One of the Audit Committee meetings shall be held after the conclusion of the annual audit. Both the Company's Chief Financial Officer and the Company's independent public auditor shall be present at this meeting.


RESPONSIBILITES

o The Committee shall inquire as to the independence of the independent auditors and shall obtain from the independent auditors, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the Company, discuss with the independent auditors any relationships or services that may impact the independent auditors' objectivity and independence and take, or recommend that the Board take, any actions necessary to oversee the independent auditors' independence.



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

o The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for shareholder approval in the Company's proxy statement).

o The Committee should have a clear understanding with the independent auditors that the independent auditors must maintain an open and transparent relationship with the Committee and that the independent auditors are ultimately accountable to the Board and the Committee.

o The Committee shall oversee the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, reviewing audit reports (including the Report to Management) and providing the auditor full access to the Committee (and the Board, as appropriate) to report on any and all appropriate matters.

o The Committee is expected to maintain free and open communication between the Board, the independent auditors and the Company's management. The Committee shall meet with the independent auditors, without management present, at least annually, to discuss the results of the annual audit, the auditor's evaluation of internal controls and the overall quality of financial reporting.

o The Committee shall review the audited financial statements and discuss them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, judgmental areas, any audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.

o The Committee shall review with management and the independent auditor the quarterly financial information prior to the Company's filing of Form 10-Q. This review may be performed by the Committee or its chairperson.

o The Committee shall discuss with management and the independent auditor the quality and adequacy of the Company's internal controls. As appropriate, the Committee shall also discuss with management the status of pending litigation, tax matters and other areas of oversight to the legal and compliance area.

o The Committee shall report its activities to the Board on a regular basis, emphasizing that the work of the Committee does not relieve other directors of their responsibility with respect to the Company's accounting and financial reporting processes.

o The Committee shall issue annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to shareholders.


OTHER

o This charter shall be reviewed, updated and approved annually by the Board. It shall be filed as an appendix to the Company's proxy statements at least once every three years.



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